Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and
Shareholders of Theragenics Corporation

We consent to the incorporation by reference in the registration statements of Theragenics Corporation and subsidiaries (the “Company”) on Form S-8, file numbers, 333-15313, 333-40653, 333-48136 and 333-136640, and on Form S-3 file numbers 333-127551 and 333-143839, of our reports dated March 15, 2010, with respect to the consolidated financial statements of the Company and the related financial statement schedule, and the effectiveness of internal control over financial reporting, which reports appear in the Company’s 2009 Annual Report on Form 10-K.

/s/ DIXON HUGHES PLLC

Atlanta, Georgia
March 15, 2010